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                             MUSIC VIDEO LICENSE

     Agreement made as of February 29, 2000 between VIDNET, a Division of Entertainment Boulevard Inc., a Nevada corporation, with offices at 12910 Culver Blvd., Suite I, Los Angeles, CA 90066 (hereinafter "Vidnet" or "you") (formerly known as Entertainment Boulevard) and Sony Music, a Group of Sony Music Entertainment Inc., a Delaware corporation, with offices at 550 Madison Avenue, New York, New York 10022-3211 (hereinafter "Sony").

     WHEREAS, Vidnet is, among other things, in the business of exhibiting music videos via the Internet;

     WHEREAS, Sony owns and/or controls various Music Videos embodying Recordings produced in the United States and recorded in the English language by various Sony recording artists (each, a "Sony Artist"), and the intellectual property rights therein; and

     WHEREAS, Vidnet desires to obtain from Sony and Sony desires to grant to Vidnet a limited, non-exclusive license, pursuant to the terms hereof, to exhibit certain Music Videos as part of a single genre-specific, non-interactive, non-subscription music video webcasting service to be offered as that part of the service that is accessible over the World Wide Web on the Web Site located solely at the URL www.Vidnet.com, and specifically excluding that part of the Service which is accessible through any affiliated or related network of Web Sites (the "Vidnet Website) and as further described in Exhibit A attached hereto (the "Service").

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   TERM AND TERRITORY

     1.01. The term of this license agreement ("Term") will begin as of the date hereof, and will continue, unless sooner terminated pursuant to Article 9, for a period ending on the date that is the sooner to occur of (i) twelve
(12) months after the date on which you exhibit the first Music Video licensed hereunder on the Service, and (ii) the date which is thirteen (13) months after the date hereof.

     1.02. The territory of the License (as defined in Section 2.01 below) is the World ("Territory"). Notwithstanding the foregoing, you shall not market the Service in any manner directed to, or designed to attract, visitors to the Service from countries outside of the United States. You shall use your best efforts to prevent other Web Sites outside of the United States from creating hyptertext links from such Web Sites to the Service.

2.   GRANT OF RIGHTS; MUSIC VIDEOS; UPLOAD RESTRICTIONS AND PROCEDURES

     2.01. Only in respect of the rights Sony owns or controls in and to the Music Videos, and subject to all of the terms and conditions of this Agreement, including,

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without limitation, Exhibit A attached hereto, Sony grants to you a non-exclusive, limited license, without the right to sublicense, during the Term and throughout the Territory (but only to the extent of Sony's rights) to perform, display publicly and, solely to the extent necessary to accomplish the foregoing, reproduce on its own servers, the Music Videos released by Sony from and after the date hereof, delivered to you by Sony pursuant to Section 2.02, solely for purposes of exhibiting such Music Videos on the Service to viewers of the Service (the "License"). For the avoidance of doubt, you shall not be entitled to exhibit such Music Videos to any Person other than viewers of the Service, and solely in the manner prescribed in this Agreement. Although you may advertise the Music Videos on other Web Sites in connection with the Service only, you shall not be permitted to exhibit the Music Videos, or any portion thereof, for any form of advertising, including, without limitation, advertising of the Service, for any other programming, or for any other purposes. Furthermore, you shall not be permitted to "syndicate" or "frame" the Music Videos (e.g., allow or cause a Web Site other than the Vidnet Web Site to continuously display or exhibit the Music Videos while the viewer visits such other Web Site) or to permit Web Sites other than the Vidnet Web Site to "deep link" to the Music Videos. The License shall only be valid with respect to the Service which may only exhibit music videos in a non-downloadable manner, via "streaming" technology, in a non-interactive, linear, pre-programmed rotation as further described in Exhibit A.

     2.02. From time to time Sony shall deliver to you analogue format copies of the promotional Music Videos that it makes generally available to other third parties for exhibition (each delivery, a "Delivery") only at such times as Sony makes such Music Videos generally available to such other third parties for such exhibition. Vidnet shall reimburse Sony for all costs of copying and delivering such Music Videos contained in each Delivery promptly following such Delivery. Notwithstanding any provision in this Agreement to the contrary, Sony shall be free to enter into exclusive arrangements with other music video exhibitors, whether or not Internet-based, with respect to any Music Video and shall also be free to exhibit any Music Video exclusively via Web Sites owned or controlled by Sony or managed or operated, in whole or in part, by Sony. You acknowledge and agree that Sony shall not deliver to you, and you shall have no rights to exhibit, any such Music Videos during the applicable exclusivity periods.

     2.03. You will deliver to Sony at the end of each week the "playlist" of all music videos exhibit on the Service during such week.

3.   OTHER LIMITATION OF RIGHTS

     3.01.   (a)   The License is limited to the use of the Music Videos
solely in the manner set forth in Article 2 above, this Article 3 and in accordance with Exhibit A. Any and all other rights in connection with the Music Videos are specifically reserved by Sony. Nothing herein shall be construed as permitting you to (i) use the Music Videos, or any portion thereof, on any Web Site owned or operated by you, or on any third party Web Site (including, without limitation, any Web Site operated by you on a "private label" basis; or (ii) otherwise exploit the Music Videos, except as expressly set forth herein. Nothing herein shall be construed as permitting you to strip the audio portion of any Music Video from the video portion thereof, which, for the avoidance of doubt, is expressly prohibited. This License shall be immediately terminated in the event that viewers of content delivered via "streaming" technology have the capacity to download such content.


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          (b)   You covenant and agree that, except as expressly set forth herein (i) the Music Videos will not be edited, modified or otherwise altered, (ii) you will not include the Music Videos in computer files other than those computer files created for use as part of the Service, and (iii) you shall be solely responsible for any and all costs, fees, expenses or other charges in connection with the uses of the Music Videos permitted hereunder and the maintenance of the Music Videos and computer files embodying Music Videos (including, without limitation, any royalties, taxes, re-use payments or other third party fees that may be required in connection with your use of the Music Videos, pursuant to paragraph 3.03 or otherwise).

          (c) Notwithstanding anything to the contrary in this Agreement, in the event that Sony receives a notice from a third party asserting any challenge to Sony's rights with respect to the exhibition of any Music Video on the Service, Sony shall have the right, without incurring any liability to you, at any time, to exclude such Music Video from the Music Videos licensed hereunder, provided that Sony furnishes you with notice of Sony's election to exclude any such Music Video. Without limiting the foregoing, you agree that you shall, immediately following Sony's demand to remove the designated Music Videos but in no event later than two (2) business days from the date of such demand remove from the Service any Music Videos referenced in Sony's demand. You shall promptly notify Sony in writing of your compliance with the terms of this subparagraph 3.01(b), which notice shall be accompanied by all copies of such Music Videos then in your possession.

     3.02. You will not sublicense, assign or convey in any manner any rights under this Agreement, including, but not limited to, the right to use the Music Videos in conjunction with the Service.

     3.03. As conditions precedent to the exercise by you of any rights granted to you hereunder, you shall be solely responsible for obtaining any and all applicable consents, licenses and permissions from Persons other than Sony which are necessary for your uses of the Music Videos in connection with the Service (e.g., currently effective performance and mechanical copyright licenses for use of the musical compositions embodied in the Music Videos), and, if applicable, you shall become a party to the American Federation of Musicians (AFM) and American Federation of Television and Radio Artists (AFTRA) collective bargaining agreements covering the creation and exploitation of the Service, and any other applicable collective bargaining agreements, and you shall fully comply with the terms and conditions of all such agreements. Your failure to so obtain any such applicable consents, permissions or licenses or to become a signatory to any applicable collective bargaining agreement in respect of any of the Music Videos shall result in the License being void with respect to all the Music Videos so affected and you specifically agree that you shall have no right to use such Music Videos.

     3.04. You shall include on the Service simultaneously with the exhibiting of each Music Video: (i) the title of the musical composition embodied in the Music Video concerned and the name of the Sony Artist performing such composition and the name of the Sony record label for whom such Sony Artist records, (ii) the appropriate copyright (P) and (c) notices applicable to each of the Music Videos used on the Service, in close juxtaposition to the title(s) of the Recordings concerned, and (iii) the legend: "WARNING: All rights reserved. Unauthorized duplication is a violation of applicable laws." The items prescribed in clauses (i) and (ii) will be included on the Service in an

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easily legible manner and in the same size, prominence and type style, as similar items relating to the underlying musical compositions and Recordings licensed to you by third parties.

     3.05. You will place hypertext links in proximity to Music Videos simultaneously with the exhibition of such Music Videos on the Service linking the Service to a page or pages selected by Sony within the "sonymusic.com" Web Site or such other Sony promotional Web Site of Sony's selection.

     3.06. You shall use your best efforts to prevent any third party from hypertext linking to the Service in any manner which results in the Service appearing within a "frame" on such third party Web Site.

     3.07. As between you and Sony, the Music Videos, all performances embodied thereon, and all copyrights and other rights in and to the Music Videos are the sole property of Sony and shall remain the sole and exclusive property of Sony. You warrant, represent and agree that you will not, directly or indirectly, sell or otherwise dispose of, pledge, mortgage or in any way encumber the Music Videos or any other related materials licensed to or created by you with respect thereto.

     3.08. In preparation for your creation and maintenance of the Service, you shall consult with Sony regarding the proposed use of the Music Videos to be used on the Service. Sony shall have the right to reject any specific proposed use by you of any particular element of the Music Videos in its sole and reasonable discretion. Sony shall not be deemed unreasonable in rejecting any proposed use of the Music Videos which Sony deems patently offensive or denigrating to Sony and/or any Sony Artist or which, in the judgment of its attorneys, might subject Sony, any Sony Artist or any of Sony's licensees to unfavorable regulatory action, violate any law, infringe the rights of any Person, or subject Sony, any Sony Artist or any of Sony's licensees to liability for any reason.

3.09. Upon termination of the License, or at the termination or expiration of the Term, or if any Music Videos cease for any reason to be subject to the License, all rights herein granted to you to include the Music Videos concerned on the Service shall forthwith terminate. You shall thereafter have no right to include such Music Videos on the Service. You shall immediately cease to use any computer files embodying or constituting Music Videos, and shall promptly thereafter furnish Sony with a sworn affidavit confirming that you have returned or destroyed all copies of such materials.

     3.10. Except as expressly provided for herein, you may not, without Sony's prior written consent in each instance, which consent Sony may withhold in its unrestricted discretion, use the Music Videos for any original programming, products or marketing campaigns of any type or nature, including but not limited to use in any games or trivia contests, nor may you exploit the Music Videos in any commercial on-line services, interactive on-line services, interactive television, telephone, cable or other technology or format, or in any other medium, whether now known or hereafter created.

4.   FEES, ADDITIONAL CONSIDERATION

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     4.01     In consideration of the rights granted to you hereunder, you shall pay Sony a fee (the "License Fee") in an amount equal to Sony's Pro Rata Share of the Gross Receipts derived from the Service as provided in
Section 6.01.

     4.02 As further consideration for the rights granted to you hereunder, upon execution of this Agreement you shall:

              (i) pay Sony, by wire transfer or certified check, in immediately available funds, the sum of One Hundred Twenty-Five Thousand Dollars ($125,000), which sum shall constitute a non-refundable advance recoupable against the License Fee payable to Sony pursuant to Section 4.01 hereof; and
             (ii) grant to sony Thirty Thousand (30,000) free banner impressions per month to promote Sony Artists on the Service on specific Vidnet Web Site pages as determined by Sony in its sole discretion, which banners will be 468x60 pixels and will conform to your standard and reasonable banner advertising policies applicable to all advertisers on the Service.

     4.03 As further consideration for the release granted to you pursuant to paragraph 1 of the Release and Stock Grant Agreement (as defined in paragraph 6.02 below), upon execution of this Agreement you shall pay Sony, by wire transfer or certified check, in immediately available funds, the sum of One Hundred Thousand Dollars ($100,000), which sum shall constitute a non-refundable advance recoupable against the License Fee payable to Sony pursuant to Section 4.01 hereof


5.   TRADEMARKS, TRADE NAMES, NAMES, LIKENESSES, CREDITS AND
     MARKETING LIMITATIONS

     5.01 You may advertise the Music Videos in connection with the Service only under such trade names or marks as are owned by or licensed to you. You agree that you will not use Sony's trademarks or logotypes, or Sony's name, directly or indirectly, except as provided in Section 3.04 above and Section 5.02 below, in conjunction with the License granted herein.

     5.02 You agree to comply with all formalities necessary to ensure the full protection of Sony's or its licensor's copyrights in the Music Videos and Sony's trademarks.

     5.03 You shall deliver to Sony sample copies and any other copies requested by Sony of artworks, packaging, containers, labels, printed programs, advertising copy and promotional material in connection with the Service, and lists of artists, musical compositions and record companies used as part of the Service. You agree, with respect to Sony Artists whose performances are embodied on Music Videos, that the credits for such artist on the Service, and the artist credits in any advertising for the Service, shall appear in the same size, prominence and type style as the size, prominence, and type style used in connection with credits and advertising for other artists whose work is embodied on the Service.

     5.04 If you become aware of any unauthorized manufacture, advertising, distribution, lease or sale by any third party of the Music Videos, you shall immediately


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notify Sony thereof and shall cooperate with Sony (at Sony's sole expense) in the event that Sony commences any action or proceeding against such third party.

6.   PAYMENTS AND ACCOUNTINGS, MOST FAVORED NATION, NON-DISCLOSURE

     6.01 You shall, within thirty (30) days following the end of each calendar quarter, pay Sony the License Fee, and all other monies, accrued in such calendar quarter. All payments shall be accompanied by a quarterly accounting statement signed by you, setting forth a description and calculation of the applicable payments in detail sufficient to support the calculations of the amounts paid (including, without limitation, a "playlist" of music video exhibited and a statement of gross revenues for the pertinent accounting period). Such description shall include, without limitation, the source and amount of any License income for the quarter concerned and the Music Videos concerned. Sony shall be entitled to audit your records, and the records of any of your subsidiaries, affiliates and licensees, relating to amounts owed to Sony, at Sony's own expense, upon fifteen (15) days' prior written notice to you.

     6.02 You represent and warrant that, as of the date hereof, you have not granted to any third party any right, title or interest or any other terms, conditions, benefits, privileges or other rights (e.g., equity grants and registration rights therein or related thereto) pursuant to any license, settlement or other agreement between you and such third party (a "Third Party Agreement") more favorable to such third party than the rights granted to Sony in this Agreement or in the release and stock grant agreement (the "Release and Stock Grant Agreement") between you and Sony, dated as of February __, 2000 [SMU 00- ], including, without limitation, more favorable than the three percent (3%) equity stake you have granted to Sony under the Release and Stock Grant Agreement (collectively, the "MFN Rights"). In the event that you grant any MFN Right to any third party in connection with a Third Party Agreement, you will promptly notify Sony of the right granted, and this Agreement shall be deemed to automatically and unconditionally include such MFN Right.

     6.03 Neither party to this Agreement will disclose to third parties any of the Agreement's terms, except as required by law or by the party's certified public accountant. Without limiting the preceding sentence, neither party shall issue any press release) or otherwise make any public statement or announcement or distribute to any third party any materials) relating to the substance of this Agreement without the other party's prior written consent, provided that any party may make any disclosure required to be made by it under applicable law if it determines in good faith that it is required to do so and gives prior notice to the other party; provided further that you will provide Sony with a reasonable opportunity to review and comment on any disclosure in any of your filings under the United States securities laws regarding this Agreement and the transactions contemplated hereunder and, if you are required to file this Agreement under applicable securities laws, you will use best efforts to obtain confidential treatment for those portions of this Agreement that Sony designates.

6A.  SUBSCRIBER ACQUISITION

     6A.01.    Promptly following the commencement of the Term, and for a period of twelve (12) months thereafter (the "InfoBeat Offer Term"), you shall include an offer


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promoting the InfoBeat Service (the "InfoBeat Offer") in the following manner on the Service:

          (a) The InfoBeat Offer shall consist of a so-called "two-step opt-in box" (i.e., an icon or graphic which enables an end-user to who has registered on the Service to subscribe to the InfoBeat Service by selecting from between six (6) and eight (8) so-called "check boxes" (i.e. graphics or icons describing an information product available on the InfoBeat Service) as InfoBeat shall select in its sole discretion (e.g. "Sports", "Music", "Movies", "Fun", "Entertainment" or "TV Tonite").

          (b) You shall integrate the InfoBeat Offer on (i) the main registration page of the Vidnet Web Site, if any (i.e., the primary page used by end-users to register for or subscribe to products or services offered by you, as the same may be updated from time to time, or any successor or equivalent page); and (ii) the main page of each "genre" section of the Vidnet Web Site (e.g., music, movies, sports and infomercials).

     6A.02 During the InfoBeat Offer Team, you shall include offerings promoting the InfoBeat Offer in your newsletters promoting registration. The frequency, size, type and placement of such promotion shall be determined by you in your reasonable discretion.

     6A.03 During the InfoBeat Offer Term, you shall provide to InfoBeat, promptly following the end of each business day, a file containing the following information in respect of each Subscriber (as that term is defined below):

          (a)  Subscriber's name;

          (b)  the Subscriber's electronic mail address;

          (c)  Subscriber's gender;

          (d)  Subscriber's date of birth;

          (e)  Subscriber's zip code and

          (f) Whether the Subscriber has selected to receive electronic mail in so-called "text-based" or "HTML-enabled" formats.

     6A.04. During the InfoBeat Offer Term, in respect of your so-called "launch partners" and/or "partners" collectively "Partners") which initially become affiliated with you after the commencement of the InfoBeat Offer Term, you shall use reasonable efforts to cause such Partners to include the InfoBeat Offer as the exclusive customized electronic mail service available to prospective subscribers on such Partner's Web Sites, as part of the registration process for such Web Sites. In respect of all Partners's Web Sites with which you are currently affiliated, you shall use reasonable efforts to cause the InfoBeat Offer to be offered as the exclusive customized electronic mail service available to prospective subscribers on such Partners' Web Sites, as part of the registration process for such Partners' Web Sites. You hereby agree that InfoBeat shall receive prominent placement in any press releases or public announcements concerning your Partners.


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     6A.05.  The InfoBeat Offer, as it appears on the Vidnet Web Site, shall be no less prominent than the service offers for any other third-party appearing on the Vidnet Web Site.

     6A.06 During the InfoBeat Offer Term, InfoBeat shall provide the InfoBeat Service to each person who has subscribed to the InfoBeat Service (each, a "Subscriber") in accordance with InfoBeat's then-existing terms and conditions. You and InfoBeat each acknowledge and agree that all information concerning Subscribers delivered to InfoBeat by you hereunder is and shall at all times remain the sole property of InfoBeat.

7.   ADDITIONAL REPRESENTATIONS, WARRANTIES AND INDEMNITIES

     7.01.  You warrant and represent that:

            (a) You have the right and power to enter into and fully perform this Agreement and to make the commitments you make herein, and have obtained or will obtain all necessary licenses, permissions and consents.

            (b) Sony shall not be subject to any costs, fees or other charges (including, without limitation, any royalties) in respect of the creation or exhibition of any Music Videos or in respect of the Service.

            (c) You own, and will own at all times during the Term, all right, title and interest in and to the Service, and all copyrights and other rights therein (other than the underlying rights in the content included therein), throughout the Territory, free and clear of any and all claims or encumbrances whatsoever. The Service, and the operation and use thereof for the purposes described herein, do not, and at no time shall during the Term, violate any law (including, without limitation, any federal law or regulation) or infringe upon or violate the rights of any person or entity.

            (d) The Service currently complies, and shall at all times during the Term comply, with the description of the Service set forth in Exhibit A.

            (e) You have obtained from third parties all licenses and other rights necessary in order to create and operate the Service as contemplated therein and shall make all necessary payments required in connection with the exhibition of the Music Videos hereunder.

            (f) You are a corporation duly organized and in good standing under the laws of the state of Nevada.

     7.02.  You will at all times indemnify and hold harmless the Sony
Parties and any licensor of a Sony Party from and against any and all claims, damages, liabilities, costs and expenses (including legal expenses and counsel fees) arising out of (a) your or any other Person's use (including but not limited to unauthorized use or duplication), in connection with the Service, of any Music Videos; or (b) any breach or alleged breach by you of any representation, warranty or agreement made by you herein, including, without limitation, your representation, warranty and agreement to secure and pay for all third-party licenses, permissions and consents. You will reimburse the Sony Parties and/or their licensors on demand for any payment made at any time after the date hereof


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in respect of any liability or claim in respect of which a Sony Party or its licensors are entitled to be indemnified. Pending the resolution of any claim in respect of which the Sony Parties are entitled to be indemnified under this Agreement, the applicable Sony Party may withhold monies due to you under any other agreement between a Sony party and you, or any of your affiliates, in an amount not exceeding your potential liability to a Sony Party hereunder.

8.  DEFINITIONS

    8.01. "ADJUSTED GROSS ADVERTISING RECEIPTS"--all monies derived from the sale of advertising and sponsorships on the Service after deducting any advertising sales agency commissions actually paid to third party advertising sales agents, provided that such commissions shall not exceed forty percent (40%) of fees paid by an advertiser for advertising on the Sevices after deducting agency with respect to such advertising.

    8.02. "BOUNTIES"--all monies derived from directing any visitor from the Service to another Web Site or other service.

    8.03. "GROSS MARGIN"--all monies derived from the sale by you (whether or not such sales are consummated on-line or on the Service) of any products (other than Phonograph Records distributed by Sony in the United States which are purchased by you for resale) or services via the Service after deducting any and all taxes other than taxes on your net income and an amount equal to the price actually paid by you for any such products or services.

    8.04 "GROSS RECEIPTS"--the aggregate amount of all Adjusted Gross Advertising Receipts, Bounties and Gross Margin, provided that if you receive any Adjusted Gross Advertising Receipts, Bounties or Gross Margin in the form of advertising inventory or other services or products, the fair market value of such inventory, products or services shall be included in the calculation of Gross Receipts.

    8.05. "INFOBEAT SERVICE"--the customized electronic information delivery services offered by InfoBeat consisting, inter alia, of a variety of personalized news and information services or products delivered electronically to subscribers, including, without limitation, via so-called "text-based" electronic mail and other forms of electronic distribution now known or hereafter developed.

    8.06. "MUSIC VIDEO"--English language Recordings of Sony Artists produced in the United States coupled with visual images by means of films, videotape or other audiovisual media designed to be used in conjunction with an apparatus that causes a visual image to be seen on a television screen or computer monitor and released by Sony from and after the date hereof.

    8.07. "PERSON"--any natural person, legal entity, or other organized group of persons or entities. (All pronouns, whether personal or impersonal, which refer to Persons include natural persons and other Persons.)

    8.08. "PRO RATA SHARE"--Sony's pro rata share of a pool constituting twenty-five percent (25%) of Gross Receipts which share shall correspond to the quotient obtained by dividing the number of Impressions on the Service resulting in the performance of


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Music Videos on the Service during the applicable calendar quarter by the total number of impressions on the Service resulting in the performance of all music videos on the Service during the same calendar quarter.

    8.09 "RECORDINGS"--every recording of sound, whether or not coupled with a visual image, by any method and on any substance or material, or in any other form or format, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of Records or for any other commercial exploitation.

    8.10. "RECORDS"--all forms of reproductions, transmissions or communications of Recordings now or hereafter known, manufactured, distributed, transmitted or communicated primarily for home use, school use, juke box use or use in means of transportation, including, without limitation, Records embodying or reproducing sound alone and audiovisual Records. A "PHONOGRAPHIC RECORD" is a Record as embodied by the manufactured and/or distributor in a physical, non-interactive Record configuration (e.g., vinyl LP's, cassettes, compact discs, videocassettes) prior to its distribution to the consumer, as opposed to the transmission or communication of a Record to the consumer prior to being embodied in a physical Record configuration, whether or not it may at some point be embodied in a physical Record configuration, by the consumer or under the consumer's direction or control.

    8.11. "WEB SITE"--any specific or unique physical or logical address on that portion of the publicy available network of computer networks commonly referred to as the Internet known as the "World Wide Web" (generally referred to as a 'uniform resource locator' or 'URL').

9   DEFAULT

    9.01. (a) If you fail to timely make payments and render statements to Sony and/or to make payments to third parties; or
           (b) In the event of any breach or alleged breach by you or any of your representations, warranties or obligations hereunder, or in the event that you fail to fulfill any of your obligations hereunder; or
           (c) In the event of your dissolution or the liquidation of your assets, or the filing of a petition in bankruptcy or insolvency or for an arrangement or reorganization by, for or against you, or in the event of the appointment of a receiver or a trustee for all or a portion of your property, or in the event that you shall make an assignment for the benefit of creditors or become bankrupt or insolvent;

then, you shall be deemed in material breach and default hereof and, in addition to such other rights and rememdies which Sony has at law or otherwise under this Agreement, (i) in the event of any occurrence described in Section 9.01(c), this Agreement, the License and the Term shall immediately terminate and (ii) in the event of any occurrence described in either Section 9.01(a) or 9.01(b), Sony may, upon notice to you, immediately terminate this Agreement, the License and the Term.

10. DISCLAIMER OF WARRANTIES


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          10.01  EXCEPT AS OTHERWISE SET FORTH HEREIN, NEITHER PARTY MAKES
ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED WITH RESPECT TO THE MUSIC VIDEOS, OR THE SERVICE, RESPECTIVELY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

          10.02 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL CONSEQUENTIAL, EXEMPLARY, MULTIPLE, SPECIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO LOST BUSINESS PROFITS) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THE SAME.

11.  NOTICES

     11.01 All notices under this agreement shall be in writing and shall be in writing and shall be given by courier or other personal delivery or by registered or certified mail at the appropriate address below or at a substitute address designated by notice by the party concerned.

     TO YOU:     The address shown above.

     TO SONY:    550 Madison Avenue
                 New York, New York  10022-3211

Each notice to Sony shall be addressed for the attention of Sony's Senior Vice President, Business Affairs & Administration, and a copy of each notice to Sony shall be sent simultaneously to the Sony Music Entertainment Inc. Law Department for the attention of Sony's Senior Vice President and General Counsel.

12.  MISCELLANEOUS

     12.01 This Agreement and Exhibit A attached hereto contains every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein (including as provided in Section 12.06).

     12.02 All recitals hereinabove set forth are incorporated herein and deemed a part hereof.

     12.03 Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any

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

other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

       12.04 Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

       12.05 In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

       12.06 Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Exhibit A referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if it was set forth verbatim herein.

       12.07 Those provisions of any applicable collective bargaining agreement between Sony and any labor organization which are required, by the terms of such agreement, to be included in this Agreement shall be deemed incorporated herein.

       12.08 You may not assign any of your rights under this Agreement. Sony may not assign its rights under this Agreement in whole or in part without your consent except to an affiliate thereof.

       12.09 If either party breaches any of its obligations hereunder, such party shall be permitted a reasonable time to remedy such breach, and the non-breaching party shall not be entitled to recover damages or terminate the Term by reason of such breach until such reasonable time has passed.

       12.10 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       12.11 This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof. The New York courts (state and federal) shall have sole jurisdiction of any controversies regarding this agreement; any action or other proceeding which involves such a controversy shall be brought in those courts in New York County and not elsewhere. The parties waive any and all objections to venue in those courts and hereby submit to the jurisdiction of those courts. Service of process in any such action or proceeding brought against a party may be made by registered mail, addressed to such party at the address set forth in Section 11.01 herein. Such delivery shall be deemed to have the same force and effect as personal service within the State of New York.


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

      12.12 This License agreement shall not become effective until executed by all proposed parties hereto.


                                       SONY MUSIC, a Group of SONY MUSIC
                                       ENTERTAINMENT INC.



                                       By:       /s/ Ron Wilcox
                                           -----------------------------------
                                                    Ron Wilcox
                                              Senior Vice President
                                           Business Affairs and Administration
                                           VIDNET, a Division of ENTERTAINMENT
                                           BOULEVARD INC.



                                       By:       /s/ Stephen Brown
                                           ------------------------------------
                                                    STEPHEN BROWN
                                           Title:  Chief Executive Officer






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

                                EXHIBIT A

     The Service shall be, and the License shall only be valid with respect to, a single non-interactive, free, non-subscription service, which may include genre-specific channels (i.e. pop, alternative rock, R&B, hip-hop, rock, country, etc.), owned and operated by Vidnet solely as part of the Service accessible only over the Worldwide Web on a single Web Site located at the URL www.Vidnet.com (or a single successor site thereto), whereby music videos are exhibited via "streaming technology" only to viewers from such Web Site within the Territory as part of a linear, pre-programmed rotation without any capability to exhibit music videos to such viewers "on demand" or to allow viewers to download such music videos.

     The Service shall have the following attributes:

     1. NON-INTERACTIVE The Service must be "non-interactive". To qualify as "non-interactive", the Service CANNOT, directly or indirectly:

            (a) transmit a program specifically created for the recipient (e.g., "narrow-casting" or " personalization");

            (b) transmit a particular music video selected by or on behalf of a recipient (e.g., "video-on-demand"); or

            (c) include "fast-forward", "re-wind", "pause" or "stop" features.

     2. PERFORMANCE COMPLEMENT Programming on a particular channel in any consecutive 3-hour period which exceeds any of the following limitations (the "performance complement") is prohibited. (The transmitting entity is further prohibited from circumventing the performance complement by automatically or intentionally causing the switching from one program channel to another.)

            (a) music videos (whether licensed by Sony or a third party) embodying more than 3 tracks from a particular album, OR more than 2 such tracks in succession; or

            (b) music videos embodying more than 4 tracks by the same recording artist (whether such artist is a Sony Artist or a third party recording artist) compilation/boxed set, OR more than 3 such tracks in succession.

     3.     ROTATION

     Each channel of the Service shall have a play rotation of no less than 50 music videos. No Music Video may be exhibited on any channel of the Service more than one time in any three-hour period.


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

     4.     PROHIBITION AGAINST PUBLISHED PLAY-LISTS AND PRE-ANNOUNCING

     The transmitting entity cannot, directly or indirectly, publish (or induce or facilitate publication through affiliated entities or other third parties) an advance program schedule, nor can it "pre-announce" the titles of specific music videos. In addition, a music video by a particular artist cannot be pre-announced for broadcast at a specific time (e.g., "Tune into Mariah Carey @ 4:10 p.m."), although the names of featured recording artists may be used for illustrative purposes. The Service shall be permitted to pre-announce up to 2 particular artists (of Sony and/or third parties) in a single announcement and to make up to 3 such announcements within a 1-hour time period, provided the announcement does not communicate the particular time in which the artist's recordings will be played.

     5. RESTRICTIONS ON PROGRAM FORMATS The following restrictions apply in respect of the types of programming available for the Service:

            (a) CONTINUOUS "LOOPED" PROGRAMS A continuous "looped" program must be at least 3 hours in duration. A continuous "looped" program may include music videos licensed by third parties.

            (b) ARCHIVED PROGRAMS An archived program must be at least 5 hours in duration and cannot be made available for a period exceeding 2 weeks.

            (c) REPEAT PROGRAMS Programs (other than a "looped" or archived program) which are performed at scheduled times cannot be repeated more than 3 times within the 2-week period following the program's initial broadcast. An additional 2-week period for repeating the program is permitted after 1 month has elapsed since the expiration of the initial 2-week broadcast run.

     6.     SIMULTANEOUS IDENTIFICATION OF SONG, ALBUM AND ARTIST

     The Service shall be required to identify the song title, album title and featured recording artist of each music video during its transmission (but not before -- see paragraph 4 above) as a means of promoting the music video concerned.

     7.     PREVENTION OF UNAUTHORIZED COPYING AND DOWNLOADS

     The Service cannot take affirmative steps to enable, cause or induce the recipient to make a copy of the music video being exhibited and must take


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

reasonable steps (to the extent within its control) to ensure that the recipient cannot make an illegal digital copy of the transmission.

     8.     PREVENTION AGAINST "SCANNING" AND "INTELLIGENT AGENT"

     The Service must cooperate (to the extent feasible without the imposition of substantial burdens or costs) to prevent its transmissions from being "scanned" by the recipient or a third party in such manner that would enable the recipient to select a particular music video on demand
(effectively converting the format into an interactive service).

     9.     COMPLIANCE WITH INDUSTRY COPYRIGHT PROTECTION MEASURES

     The Service must accommodate and cannot interfere with copyright protection measures (e.g., watermarking and copyright flags) adopted by the record industry to protect against piracy.

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